Exhibit 99.2

Tianli Agritech, Inc.
2013 First Quarter Financial Results
May 14, 2013

Operator:
Good morning, and welcome to the Tianli Agritech first quarter financial results conference call.  All participants will be in a listen-only mode.  Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.”  After today’s presentation there will be an opportunity to ask questions.  To ask a question, you may press “*” then “1” on your touchtone phone.  To withdraw your question, please press “*” then “2.”  Please note, this event is being recorded.  I would now like to turn the conference over to Tina Xiao of Weitian Investor Relations.  Please go ahead, ma’am.

Tina Xiao:
Thank you very much, operator and good morning everybody.  Joining us today from Tianli Agritech are the Company’s Chairwoman and CEO, Ms. Hanying Li, the company’s Chief Financial Officer, Mr. Guofu Zhang.

I will provide translation to Ms Li’s opening remarks and, on behalf of the management team, review and comment on the reporting period for Tianli Agritech, then management will respond to your questions during the Q&A session after management’s prepared remarks.

I would like to remind our listeners who are on this call, management’s prepared remarks contain forward-looking statements which are subject to risks and uncertainties.  And management may make additional forward-looking statements in response to your questions therefore the Company claims the protection of the Safe Harbor for forward-looking statements as contained in the Private Security and Litigation Reform Act of 1995.  Tianli is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

At this time, I would like to introduce Mrs. Hanying Li, Chairwoman and CEO of Tianli Agritech.  I will provide English translation for Ms. Li.

Hanying Li (in Chinese):
Tina Xiao (translation):
Thank you Tina and thank you everyone for joining our call today. The hog industry continued to face headwinds during the first quarter of 2013.  Retail pork prices remained depressed and did not recover from the low level of fourth quarter of 2012 as we previously anticipated. The recent outbreak of H7N9 bird flu in certain regions in China also adversely affected consumer confidence and caused temporary shift in consumer preference away from pork, putting further pressure on pork demand and pork prices.

Hanying Li (in Chinese):

Tina Xiao (translation):
As a result, the average selling prices for both breeder and market hogs remained at the low level of the fourth quarter of 2012 and declined 7% and 8%, respectively, from the same period of last year. Despite these challenges, our revenue grew 10% year-over-year to $7.39 million as we sold more breeder hogs and market hogs which more than offset the decline in hog prices.

Hanying Li (in Chinese):

Tina Xiao (translation):
Our black hogs program continued to progress well.  By the end of the first quarter 2013, Tianli had provided more than $12 million in funding to participating farmers. We completed the construction of additional 120 farms during the first quarter of 2013, bring our total count of farms to 678 in Enshi Prefecture.

Since the third quarter of 2012, we had sold 4,585 black hogs, generating over $1.1 million in revenue. With our recent entry into the Beijing and Wuhan markets and our planned expansion in our sales network, we are excited about the prospects of our black hog program and expect to sell 30,000 ~ 50,000 black hogs in 2013

Hanying Li (in Chinese):

Tina Xiao:
Thank you again for your support and attention. Next, Tina will summarize our first quarter financial results on behalf of the management team. Thanks!

Thank you Mrs. Li and good morning everyone.  Next on behalf of the management team, I will summarize some key financial results for the first quarter of 2013.

For the first quarter of this year, revenue grew 10% from $6.71 million for the same period of last year to $7.39 million, as a result of increased sales in both breeder and market hogs which more than offset the declines in hog selling prices. Total hogs sales was 32,513 for the March quarter, an increase of 20% from the same period of last year, while average selling price for our hogs sold declined 8% to $227 per hog.

Breeder hog sales increased 6% to $2.13 million with 7,690 breeder hogs sold during the quarter, up 14% from the same period of last year, and average selling price down 7% from $298 to $277 per breeder hog.  Market hog sales increased 12% to $4.69 million from the same period of 2012 with 24,823 market hogs sold during the March quarter, up 22% from the same period of last year and average selling price decreasing 8% from $231 to $212 per market hog. The decline in average selling prices of both breeder and market hogs was mainly due to competition from market fluctuations. As Ms Li mentioned in the opening remarks, the recent outbreak of H7N9 bird flu in some areas of China also adversely affected pork demand and price. During the first quarter of 2013, the Company sold 1,825 black hogs to retailers in the Beijing market and generated $0.45 million in revenue.

Gross profit for the first quarter of 2013 was $0.81 million, down 38% from the same period of last year. Gross margin for the first quarter of 2013 was 10.9%, compared to 19.4% for the same period of last year. Higher feed costs and lower hog selling prices contributed the deterioration in gross margin. The gross margins for breeder hogs and market hogs were 30% and 3%, respectively, for the first quarter of 2013, versus 31% and 15%, respectively, for the same period of last year.

SG&A expenses were $0.94 million, up $0.31 million from the first quarter of 2012. The increase was mainly related to our black hogs program.  As a result, operating margin was negative 1.8% for the first quarter of 2013, compared to positive 10.0% for the same period of last year.

Excluding net income attributable to non-controlling interest, net loss attributable to common shareholders for the first quarter of 2013 was $0.11 million, or loss per share of $0.01. This compared to net income attributable to common shareholders of $0.71 million, or $0.07 per diluted share for the same period of last year.

Now for a quick summary of our balance sheet and cash flows.  As of March 31, 2013, we have approximately $8 million cash and cash equivalents,  a $0.5 million increase from the end of 2012. Operating cash flow was $0.93 million for the first quarter of 2013, down from the $2.04 million for the same period of last year.

Before we take your questions, I’d like to highlight some recent developments of our black hogs program. On May 6, 2013, the Company began to sell Tianli-XiduheiTM black hog pork cuts through NEWSTAR supermarket as well as three LAO NONG MIN retail stores in Wuhan City, Hubei province.  On January 28, 2013, our Tianli-Xiduhei® branded black hog pork meat made its official debut in the Beijing market at HUA LIAN and YONG HUI supermarket. During the first quarter of 2013, we sold a total of 1,825 black hogs and generated $0.45 million in revenue.

That concludes our prepared comments and at this point I would like to turn the discussion over to the operator for any questions.

Operator:
We will now begin the question-and-answer session.  To ask a question, you may press “*” then “1” on your touchtone phone.  If you are using a speakerphone, please pick up your handset prior to pressing the key.  You will hear a tone to confirm you have entered the question queue.  To withdraw your question, please press “*” then “2.”  At this time, we will pause momentarily to assemble our roster.  Again, if you would like to ask a question, please press “*” then “1” on your touchtone phone.  One last time, if you would like to ask a question, please press “*” then “1” on your touch tone phone.

We have a question from Paul Bucek.  He’s a private investor.  Please go ahead, sir.

PAUL BUCEK:
What are the plans for complying with NASDAQ?  Are there any plans for a reverse split to increase the price over $1, etc.?

HANYING LI: (in Chinese)

TINA XIAO: (Translation)
The management is committed to the U.S. capital market and will evaluate all options to regain full compliance of NASDAQ before the August 5th deadline.  Thank you.

OPERATOR:
Again, if you would like to ask a question, please press “*” then “1” on your touchtone phone.  We have another question from Paul Bucek, who is a private investor.  Please go ahead.

PAUL BUCEK:
I noticed in your news release that there are, I think it was 33 black hog farms going to be developed in the second quarter.  That’s a considerable decrease from the previous quarters.  What accounts for the decrease, and what are your future plans, and any specific numbers that you might have for the rest of the year and the years to follow?

GUOFU ZHANG: (in Chinese)
TINA XIAO: (Translation)
CFO, Mr. Zhang, would like to answer this question.  The construction of a family operated hog farm in Enshi Prefecture often takes more than one quarter to be completed. Many of the 120 hog farms we completed during the first quarter of this year were actually under construction late last year. There is no change to black hog program plan at this moment.

OPERATOR:
We have the next question from Marc Griffin.  Please go ahead.

MARC GRIFFIN:
Hi.  I’m sorry if we covered that when you just asked about farms, but you mentioned on the last call that you’d be able to give guidance for the full year.  Is that what we were just discussing with the farms?

HANYING LI: (in Chinese)

TINA XIAO: (Translation)
Management feels they are not ready to give guidance at this moment due to market uncertainties, particularly unstable pork prices. Management will continue to improve communications with investors going forward. And we still believe the price of the pork will recover soon in this year.  Thank you.

MARC GRIFFIN:
Okay.

OPERATOR:
Again, if you would like to ask a question, please press “*” then “1” on your touchtone phone.  We have another question from Paul Bucek, a private investor.  Please go ahead.

PAUL BUCEK:
Yes, I had a little follow up.  The way I understand my previous question, there are going to be 33 black hog farms developed this quarter, the second quarter.  But I’m not sure what the answer was, something about not able to supply but only over 700 black hog farms.  There is some problem in not being able to supply.  Could you please clarify and add some more information.  Thank you very much.

GUOFU ZHANG: (in Chinese)

TINA XIAO: (Translation)
According to CFO, Mr. Zhang, we need to provide every farmer six breeder hogs, as we continue to build more black hog farms, we will also need to supply enough breeder hogs to the farmers. At this point, we cannot establish more farms in the second quarter.

OPERATOR:
I show no further questions at this time, so I’d like to go ahead and turn the call back over to management for closing remarks.

HANYING LI: (in Chinese)

TINA XIAO: (Translation)
Thank you for joining our call today. Although the market condition is not very good now, management will continue to improve communications with investors going forward. And thank you again for joining our call.

OPERATOR:
The conference has now concluded.  Thank you for attending today’s presentation.  You may now disconnect your lines.